Exhibit 99.2
February 14, 2023
Ferguson Share Repurchase Program - Weekly Report
Ferguson plc (NYSE: FERG, LSE: FERG) (the “Company”) announces today that it purchased a total of 140,323 of its ordinary shares in the period from February 6, 2023, up to and including February 10, 2023, in connection with its $2.5 billion share repurchase program.
Aggregated information about the purchases carried out during this period

Trading day	Aggregate daily volume (in number of shares)	Daily weighted average purchase price of the shares	Trading venue
February 6, 2023	35,849	11,995.0000	XLON
February 7, 2023	18,646	11,980.0000	XLON
February 8, 2023	31,368	11,915.0000	XLON
February 9, 2023	20,108	11,980.6374	XLON
February 10, 2023	34,352	11,833.3996	XLON

The Company intends to hold these shares in treasury. Following the purchase of these shares (including those purchased but not yet settled), the number of shares held by the Company in treasury will be 25,786,713.
Following the purchase of these shares, the remaining number of ordinary shares in issue will be 206,384,469. The figure of 206,384,469 may be used by shareholders (and others with notification obligations) as the denominator for the calculations by which they will determine if they are required to notify their interest in, or a change to their interest in, the Company under the Disclosure Guidance and Transparency Rules.
In accordance with Article 5(1)(b) of Regulation (EU) No 596/2014 (the Market Abuse Regulation), as it forms part of UK law by virtue of the European Union (Withdrawal) Act 2018, and the Commission Delegated Regulation (EU) 2016/1052, detailed information about the individual purchases is attached to this announcement.
http://www.rns-pdf.londonstockexchange.com/rns/7628P_1-2023-2-13.pdf
For further information please contact:
Brian Lantz, Vice President IR and Communications              +1 224 285 2410
Pete Kennedy, Director of Investor Relations                      +1 757 603 0111